<SUBMISSION-TAGS>
   <PERIOD>       06/30/2005
</SUBMISSION-TAGS>

<DISPLAY>
   <FILER-NAME>   RUSSELL INVESTMENT FUNDS
   <FILE-NUMBER>  811-5371
</DISPLAY>

Date of Purchase
Fund Name
SSC Fund Code
Money Manager
CUSIP
Issuer
Broker
Underwriter(s)
Affiliated Underwriter in the
Syndicate
Amount of Purchase
Amount of Offering
Purchase Price Net of Fees and
Expenses
Offering Price at Close of First
Business Day
Commission, Spread or Profit
02/23/05
Core Bond
GUE1
PIMCO
B06BX6II1  ISIN FR001071975
France Government Bond
HSBC Bank PLC
Barclays Capital France SA,
BNP Paribas, Deutsche bank,
HSBC CCF, CSFB, Ixis CIB,
JP Morgan, ABN Amro, Calyon
Corporate and Invesmtnet Bank,
Citigroup Global Markets,
Dresdner Kleinwort Wasserstein,
Goldman Sachs, Lehman Brothers,
Merrill Lynch, Morgan Stanley,
Natexis Banques Populaires,
Nomura Int'l, Royal Bank of
Scotland, SG investment Banking,
UBS Investment Bank
Dresdner Kleinwort Wasserstein
191,264 (LOCAL)
6,000,000,000 (Euros)
95.632
95.632
4.5 bp (spread)